Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-3 No. 333-186111) of Franklin BSP Realty Trust, Inc.;
2.Registration Statement (Form S-3 No. 333-261039) of Franklin BSP Realty Trust, Inc., and
3.Registration Statement (Form S-8 No. 333-261041) pertaining to the Franklin BSP Realty Trust, Inc. 2021 Equity Incentive Plan:

of our report dated February 25, 2022, with respect to the consolidated financial statements and schedule of Franklin BSP Realty Trust, Inc., (formerly Benefit Street Partners Realty Trust, Inc.), included in this Annual Report (Form 10-K) of Franklin BSP Realty Trust, Inc., for the year ended December 31, 2021.

/s/ Ernst & Young LLP

New York, NY
February 25, 2022